Civeo Reports Second Quarter 2024 Results
Second Quarter Highlights include:
•Reported revenues of $188.7 million, net income of $8.2 million and operating cash flow of $32.4 million;
•Delivered Adjusted EBITDA of $31.3 million and free cash flow of $30.9 million;
•Australian segment continues to deliver strong growth, with revenues up 32% on a year-over-year basis, driven by both increased occupancy at Civeo-owned villages and continued growth in our integrated services offering; and
•Returned $10.3 million of capital to shareholders in the quarter through the quarterly dividend and share repurchases.

HOUSTON and CALGARY, July 30, 2024 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2024.
“In the second quarter of 2024, we delivered increased billed rooms year-over-year in our Canadian lodges and Australian owned-villages as well as increased Australian integrated services business with existing clients. These year-over-year improvements were offset by the expected decline in LNG-related Canadian mobile camp activity and the sale of McClelland Lake Lodge,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson concluded, “We generated significant free cash flow in the quarter and returned $10.3 million of capital to shareholders. Australia continues to produce strong results in 2024, for both Civeo-owned villages and integrated services. At the same time, as expected, our Canadian segment is facing headwinds with the wind down of LNG-related construction activity. Our near-term focus has been and will continue to be managing through the wildfire activity in northern Alberta, Canada. Our employees are working around-the-clock to ensure the safety of our guests, first responders and assets, and while this is a fluid situation, we are not currently expecting a material financial impact to Civeo, negative or positive.”

Second Quarter 2024 Results
In the second quarter of 2024, Civeo generated revenues of $188.7 million and reported net income of $8.2 million, or $0.56 per diluted share. During the second quarter of 2024, Civeo produced operating cash flow of $32.4 million, Adjusted EBITDA of $31.3 million and free cash flow of $30.9 million.

By comparison, in the second quarter of 2023, Civeo generated revenues of $178.8 million and reported net income of $4.5 million, or $0.30 per diluted share. During the same quarter, Civeo produced operating cash flow of $19.4 million, Adjusted EBITDA of $31.6 million and free cash flow of $12.9 million.
The year-over-year modest decrease in Adjusted EBITDA in the second quarter of 2024 was primarily driven by the expected wind-down of LNG-related Canadian mobile camp activity, including $1.4 million in mobile camp demobilization costs. This decrease was largely offset by increased billed rooms at the Canadian lodges and Australian owned-villages coupled with increased Australian integrated services revenues related to new business with existing clients.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2024 to the results for the second quarter of 2023.)
Canada
During the second quarter of 2024, the Canadian segment generated revenues of $79.5 million, operating income of $4.9 million and Adjusted EBITDA of $17.2 million, compared to revenues of $95.5 million, operating income of $3.2 million and Adjusted EBITDA of $19.8 million in the second quarter of 2023.

The Canadian segment experienced a 17% period-over-period decrease in revenues and a 13% decrease in Adjusted EBITDA driven by the anticipated wind-down of LNG-related mobile camp activity, including $1.4 million of mobile camp demobilization costs.
Australia

During the second quarter of 2024, the Australian segment generated revenues of $108.6 million, operating income of $11.7 million and Adjusted EBITDA of $21.6 million, compared to revenues of $82.5 million, operating income of $9.2 million and Adjusted EBITDA of $19.6 million in the second quarter of 2023.

Revenue from the Australian segment increased 32% period-over-period and Adjusted EBITDA was up 10% driven by a 6% year-over-year increase in billed rooms and increased integrated services activity from existing clients, building on a history of substantial multi-year growth.

Financial Condition and Capital Allocation
As of June 30, 2024, Civeo had total liquidity of approximately $159.0 million, consisting of $151.5 million available under its revolving credit facilities and $7.4 million of cash on hand.
Civeo’s total debt outstanding on June 30, 2024 was $47.5 million, a $31.1 million decrease since March 31, 2024. Civeo's net debt on June 30, 2024 was $40.1 million, a $21.8 million decrease since March 31, 2024.
Civeo reported a net leverage ratio of 0.3x as of June 30, 2024.
During the second quarter of 2024, Civeo invested $5.3 million in capital expenditures compared to $6.9 million invested during the second quarter of 2023. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages. Capital expenditures in the second quarter of 2024 also included $0.5 million related to customer-funded infrastructure upgrades at three Australian villages compared to $0.8 million in the second quarter of 2023.

The Company announced today that its board of directors has declared a quarterly cash dividend of $0.25 per common share, payable on September 16, 2024 to shareholders of record as of close of business on August 26, 2024. For purposes of the Income Tax Act (Canada), the Company has designated this dividend to be an "eligible dividend".

In the second quarter of 2024, Civeo repurchased approximately 274,000 shares through its share repurchase program for approximately $6.6 million.

Full Year 2024 Guidance
For the full year of 2024, Civeo is maintaining its previously provided revenue and Adjusted EBITDA guidance ranges of $625 million to $700 million and $80 million to $90 million, respectively. The Company is also maintaining its full year 2024 capital expenditure guidance of $30 million to $35 million.

Conference Call
Civeo will host a conference call to discuss its second quarter 2024 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13747979#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13747979#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 24 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 26,000 rooms. Civeo is publicly traded under the symbol CVEO on the
New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to share repurchases and dividends, and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenues	$188,713	$178,843	$354,833	$346,434

Costs and expenses:
Cost of sales and services	140,834	131,425	271,279	264,939
Selling, general and administrative expenses	17,433	16,459	36,073	32,649
Depreciation and amortization expense	17,059	20,701	33,829	42,363
Impairment expense	—	—	7,823	—
(Gain) loss on sale of McClelland Lake Lodge assets, net	87	—	(5,988)	—
Other operating expense	188	86	486	215
	175,601	168,671	343,502	340,166
Operating income	13,112	10,172	11,331	6,268

Interest expense	(2,203)	(3,604)	(4,563)	(7,260)
Interest income	54	50	97	82
Other income	310	427	763	2,877
Income before income taxes	11,273	7,045	7,628	1,967
Income tax expense	(3,786)	(2,878)	(5,337)	(4,111)
Net income (loss)	7,487	4,167	2,291	(2,144)
Less: Net loss attributable to noncontrolling interest	(740)	(296)	(803)	(254)
Net income (loss) attributable to Civeo Corporation	$8,227	$4,463	$3,094	$(1,890)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.57	$0.30	$0.21	$(0.13)
Diluted	$0.56	$0.30	$0.21	$(0.13)

Weighted average number of common shares outstanding:
Basic	14,518	14,970	14,586	15,064
Diluted	14,600	15,000	14,678	15,064

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2024	December 31, 2023
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$7,435	$3,323
Accounts receivable, net	124,337	143,222
Inventories	8,353	6,982
Assets held for sale	—	5,873
Prepaid expenses and other current assets	11,468	15,846
Total current assets	151,593	175,246

Property, plant and equipment, net	236,842	270,563
Goodwill, net	7,538	7,690
Other intangible assets, net	72,707	77,999
Operating lease right-of-use assets	11,709	12,286
Other noncurrent assets	2,845	4,278
Total assets	$483,234	$548,062

Current liabilities:
Accounts payable	$47,151	$58,699
Accrued liabilities	32,207	40,523
Income taxes payable	9,685	3,831
Deferred revenue	4,187	4,849
Other current liabilities	4,855	6,334
Total current liabilities	98,085	114,236

Long-term debt	47,489	65,554
Deferred income taxes	7,176	11,803
Operating lease liabilities	8,571	9,264
Other noncurrent liabilities	22,525	24,167
Total liabilities	183,846	225,024

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,630,130	1,628,972
Accumulated deficit	(933,346)	(919,023)
Treasury stock	(10,130)	(9,063)
Accumulated other comprehensive loss	(389,229)	(380,715)
Total Civeo Corporation shareholders' equity	297,425	320,171
Noncontrolling interest	1,963	2,867
Total shareholders' equity	299,388	323,038
Total liabilities and shareholders' equity	$483,234	$548,062

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$2,291	$(2,144)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,829	42,363
Impairment charges	7,823	—
Deferred income tax expense (benefit)	(4,344)	3,985
Non-cash compensation charge	1,158	2,044
Gain on disposals of assets	(6,104)	(2,445)
Provision (benefit) for credit losses, net of recoveries	34	(65)
Other, net	1,257	1,242
Changes in operating assets and liabilities:
Accounts receivable	15,229	(19,669)
Inventories	(1,525)	(297)
Accounts payable and accrued liabilities	(17,166)	(14,713)
Taxes payable	5,836	(78)
Other current and noncurrent assets and liabilities, net	25	9,538
Net cash flows provided by operating activities	38,343	19,761

Cash flows from investing activities:
Capital expenditures	(10,929)	(11,717)
Proceeds from dispositions of property, plant and equipment	10,617	2,719
Other, net	183	—
Net cash flows used in investing activities	(129)	(8,998)

Cash flows from financing activities:
Term loan repayments	—	(14,942)
Revolving credit borrowings (repayments), net	(15,825)	15,993
Dividends paid	(7,368)	—
Repurchases of common shares	(9,852)	(7,970)
Taxes paid on vested shares	(1,067)	—
Net cash flows used in financing activities	(34,112)	(6,919)

Effect of exchange rate changes on cash	10	(377)
Net change in cash and cash equivalents	4,112	3,467

Cash and cash equivalents, beginning of period	3,323	7,954
Cash and cash equivalents, end of period	$7,435	$11,421

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Canada	$79,527	$95,470	$146,687	$184,923
Australia	108,608	82,544	200,345	159,533
Other	578	829	7,801	1,978
Total revenues	$188,713	$178,843	$354,833	$346,434

EBITDA (1)
Canada	$17,154	$19,818	$28,773	$31,829
Australia	21,551	19,606	36,073	33,815
Corporate, other and eliminations	(7,484)	(7,828)	(18,120)	(13,882)
Total EBITDA	$31,221	$31,596	$46,726	$51,762

Adjusted EBITDA (1)
Canada	$17,241	$19,818	$22,785	$31,829
Australia	21,551	19,606	41,823	33,815
Corporate, other and eliminations	(7,484)	(7,828)	(16,047)	(13,882)
Total adjusted EBITDA	$31,308	$31,596	$48,561	$51,762

Operating income (loss)
Canada	$4,927	$3,177	$5,481	$(1,325)
Australia	11,717	9,176	17,684	14,073
Corporate, other and eliminations	(3,532)	(2,181)	(11,834)	(6,480)
Total operating income (loss)	$13,112	$10,172	$11,331	$6,268

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023	2024

EBITDA (1)	$31,221	$31,596	$46,726	$51,762	$123,901
Adjusted EBITDA (1)	$31,308	$31,596	$48,561	$51,762	$98,833
Free Cash Flow (2)	$30,881	$12,912	$38,031	$10,763
Net Leverage Ratio (3)					0.3x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023	2024

Net income (loss) attributable to Civeo Corporation	$8,227	$4,463	$3,094	$(1,890)	$35,141
Income tax expense	3,786	2,878	5,337	4,111	11,859
Depreciation and amortization	17,059	20,701	33,829	42,363	66,608
Interest income	(54)	(50)	(97)	(82)	(187)
Interest expense	2,203	3,604	4,563	7,260	10,480
EBITDA	$31,221	$31,596	$46,726	$51,762	$123,901
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	7,823	—	9,218
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	87	—	(5,988)	—	(34,286)
Adjusted EBITDA	$31,308	$31,596	$48,561	$51,762	$98,833

(a)Relates to asset impairments in the first quarter of 2024 and the fourth quarter of 2023. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million. In the fourth quarter of 2023, we recorded a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.4 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the second quarter of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the fourth quarter of 2023, we recorded gains associated with the sale of the McClelland Lake Lodge of $33.2 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net ($23.5 million) and Other income ($9.7 million) on the unaudited statements of operations. In the third quarter of 2023, we recorded expenses associated with the sale of our McClelland Lake Lodge of $4.9 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Cash Flows Provided by Operating Activities	$32,358	$19,403	$38,343	$19,761
Capital expenditures	(5,316)	(6,945)	(10,929)	(11,717)
Proceeds from dispositions of property, plant and equipment	3,839	454	10,617	2,719
Free Cash Flow	$30,881	$12,912	$38,031	$10,763

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of June 30,
2024

Total debt	$47,489
Less: Cash and cash equivalents	7,435
Net debt	$40,054

Adjusted EBITDA for the twelve months ended June 30, 2024 (a)	$98,833
Adjustments to Adjusted EBITDA
Stock-based compensation	3,573
Interest income	187
Incremental adjustments for McClelland Lake Lodge disposition (b)	13,041
Bank-adjusted EBITDA	$115,634

Net leverage ratio (c)	0.3x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Related to incremental adjustments associated with the sale of the McClelland Lake Lodge assets as required by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2024

EBITDA Range (1)	$78.2	$88.2
Adjusted EBITDA Range (1)	$80.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2024
	(estimated)

Net loss	$(11.8)	$(3.8)
Income tax expense	12.0	14.0
Depreciation and amortization	70.0	70.0
Interest expense	8.0	8.0
EBITDA	$78.2	$88.2

Adjustments to EBITDA
Impairment expense	7.8	7.8
Net gain on disposition of McClelland Lake Lodge assets	(6.0)	(6.0)
Adjusted EBITDA	$80.0	$90.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$72,259	$72,355	$132,046	$136,583
Mobile facility rental revenue (2)	356	17,407	1,350	37,438
Food and other services revenue (3)	6,912	5,708	13,291	10,902
Total Canadian revenues	$79,527	$95,470	$146,687	$184,923

Costs
Accommodation cost	$48,197	$52,431	$93,917	$104,529
Mobile facility rental cost	1,401	11,598	4,052	26,100
Food and other services cost	6,314	5,060	12,454	9,834
Indirect other cost	2,937	2,756	5,683	5,287
Total Canadian cost of sales and services	$58,849	$71,845	$116,106	$145,750

Average daily rates (4)	$96	$100	$97	$98

Billed rooms (5)	752,364	724,299	1,362,396	1,367,095

Canadian dollar to U.S. dollar	$0.731	$0.745	$0.736	$0.742

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$48,914	$44,342	$96,021	$84,941
Food and other services revenue (3)	59,694	38,202	104,324	74,592
Total Australian revenues	$108,608	$82,544	$200,345	$159,533

Costs
Accommodation cost	$23,613	$20,948	$46,207	$41,266
Food and other services cost	54,527	35,372	95,431	71,234
Indirect other cost	2,897	2,225	5,512	4,353
Total Australian cost of sales and services	$81,037	$58,545	$147,150	$116,853

Average daily rates (4)	$78	$75	$77	$76

Billed rooms (5)	625,353	587,855	1,239,289	1,110,568

Australian dollar to U.S. dollar	$0.659	$0.668	$0.658	$0.676

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400